Exhibit 99.2

Mustang Bio Announces Closing of $4 Million Public Offering
Potential Additional Gross Proceeds Upon Cash Exercise of Warrants of Up to $12 Million

WORCESTER, Mass., May 2, 2024 (GLOBE NEWSWIRE) -- Mustang Bio, Inc. (“Mustang” or the “Company”) (Nasdaq: MBIO), a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell and gene therapies into potential cures for difficult-to-treat cancers, today announced the closing of its previously announced public offering for the purchase and sale of an aggregate of 16,877,638 shares of its common stock (or common stock equivalents in lieu thereof), Series A-1 warrants to purchase up to 16,877,638 shares of common stock, Series A-2 warrants to purchase up to 16,877,638 shares of common stock and Series A-3 warrants to purchase up to 16,877,638 shares of common stock, at a combined purchase price of $0.237 per share (or per common stock equivalent in lieu thereof) and accompanying warrants. The warrants have an exercise price of $0.237 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the warrants. The Series A-1 warrants will expire five years from the date of stockholder approval, the Series A-2 warrants will expire twenty-four months from the date of stockholder approval and the Series A-3 warrants will expire nine months from the date of stockholder approval.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds from the offering, before deducting the placement agent's fees and other offering expenses payable by the Company, and prior to any potential warrant exercises, were approximately $4 million. The Company intends to use the net proceeds from this offering for working capital and general corporate and other purposes. If the Series A-1, A-2 and A-3 warrants are exercised in full for cash, it will result in additional gross proceeds to the Company of $12 million. There can be no assurance that the warrants will be exercised for cash.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-278006), which was declared effective by the Securities and Exchange Commission (the “SEC”) on April 29, 2024. The offering was made only by means of a prospectus, including a prospectus supplement, forming part of the effective registration statement. A final prospectus supplement and an accompanying base prospectus relating to the offering was filed with the SEC. Electronic copies of the final prospectus may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Company also amended certain existing warrants to purchase up to an aggregate of 2,588,236 shares of common stock that were previously issued in October 2023, to reduce the exercise price from $1.58 per share to $0.237 per share, effective May 2, 2024. These amended warrants will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of those warrants and will expire five years from the date of stockholder approval.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mustang Bio

Mustang Bio, Inc. is a clinical-stage biopharmaceutical company focused on translating today’s medical breakthroughs in cell and gene therapies into potential cures for difficult-to-treat cancers. Mustang aims to acquire rights to these technologies by licensing or otherwise acquiring an ownership interest, to fund research and development, and to outlicense or bring the technologies to market. Mustang has partnered with top medical institutions to advance the development of CAR-T therapies. Mustang’s common stock is registered under the Securities Exchange Act of 1934, as amended, and Mustang files periodic reports with the U.S. Securities and Exchange Commission (“SEC”). Mustang was founded by Fortress Biotech, Inc. (Nasdaq: FBIO). For more information, visit www.mustangbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. These forward-looking statements, include, but are not limited to, statements regarding the anticipated use of proceeds from the offering and the receipt of stockholder approval, any potential warrant exercises or resulting proceeds therefrom, statements relating to our workforce reduction and other alternatives, growth strategy and product development programs, including the timing of and our ability to make regulatory filings such as INDs and other applications and to obtain regulatory approvals for our product candidates, statements concerning the potential of therapies and product candidates and any other statements that are not historical facts. Actual events or results may differ materially from those described herein due to a number of risks and uncertainties. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions necessary to transfer the lease of the Company’s manufacturing facility and receive the contingent payment in connection with the Company’s sale of its manufacturing facility in the anticipated timeframe or at all; whether the purchaser of the Company’s manufacturing facility is able to successfully perform its obligation to produce the Company’s products under the manufacturing services agreement on a timely basis and to acceptable standards; disruption from the sale of the Company’s manufacturing facility making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the transaction on the market price of the Company’s common stock; significant transaction costs; the development stage of the Company’s primary product candidates, our ability to obtain, perform under, and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; the ability to execute on strategic or other alternatives; as well as other risks described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our other filings we make with the SEC. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by applicable law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contacts:

Jaclyn Jaffe and Nicole McCloskey

Mustang Bio, Inc.

(781) 652-4500

ir@mustangbio.com

3